UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 21, 2004

Citrix Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27084	75-2275152
(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road, Ft. Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

(954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On November 21, 2004, Citrix Systems, Inc., a Delaware corporation (“Citrix”), and Hal Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Citrix (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Net6, Inc., a privately held Delaware corporation headquartered in San Jose, California (“Net6”), and Tim Guleri as stockholder representative. There are no material relationships among Citrix, Net6, Tim Guleri or any of their respective affiliates or any of the parties to the Merger Agreement and related agreements, other than in respect of such agreements themselves.

Pursuant to the Merger Agreement, Citrix proposes to acquire all of the issued and outstanding voting securities of Net6 by means of a merger of Net6 and Merger Sub, with Net6 continuing as the surviving corporation (the “Merger”). The total consideration for this transaction is approximately $50,000,000, subject to adjustment for a working capital excess or deficiency, payable in cash and the assumption of certain stock options upon the closing of the transaction.

The Merger has been unanimously approved by the board of directors of both Citrix and Net6 and has been approved by the stockholders of Net6. The closing of the Merger is subject to customary closing conditions. The parties to the Merger Agreement anticipate completing the Merger as soon as all such closing conditions have been satisfied.

Section 7—Regulation FD

Item 7.01. Regulation FD Disclosure.

On November 23, 2004, Citrix and Net6 issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is attached hereto and furnished herewith as Exhibit 99.1.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description
99.1	Joint press release, dated November 23, 2004, of Citrix Systems, Inc. and Net6, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.
November 23, 2004

	By:	/s/ David J. Henshall
David J. Henshall
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint press release, dated November 23, 2004, of Citrix Systems, Inc. and Net6, Inc.